Exhibit 99.1

63 Constitution Drive Chico, Ca. 95973

(530) 898-0300 · www.tricountiesbank.com

FOR IMMEDIATE RELEASE

Contact:

Investor Relations:	Media Inquiries:
Rick Smith, President & CEO	Jessica Freitas	Nicole Johansson
(530) 898-0300	jessicafreitas@tcbk.com	nicolejohansson@tcbk.com
	(530) 570-1665	(530) 990-0383

Tri Counties Bank Acquires Assets and Deposits of Citizens Bank of Northern California, Nevada City, California

Chico, Calif. – September 23, 2011 – TriCo Bancshares (NASDAQ:TCBK - News) (the “Company”), parent company of Tri Counties Bank, today announced that Tri Counties Bank has acquired substantially all of the assets and deposits of Citizens Bank of Northern California, headquartered in Nevada City, California from the Federal Deposit Insurance Corporation (FDIC) as Receiver, following Citizens Bank of Northern California’s closure today, September 23, 2011. As of June 30, 2011, Citizens Bank of Northern California had approximately $288 million in total assets and $253 million in total deposits. Tri Counties Bank did not pay the FDIC a premium for the deposits of Citizens Bank of Northern California. In addition to assuming all of the deposits of the failed bank, Tri Counties Bank agreed to purchase essentially all of the assets.

Today’s acquisition announcement follows a decision by the California Department of Financial Institutions to close Citizens Bank of Northern California and appoint the FDIC as receiver.

All seven former Citizens Bank of Northern California branch locations will reopen during normal business hours beginning Monday, September 26, 2011, as branches of Tri Counties Bank. Citizens Bank of Northern California depositors will automatically become customers of Tri Counties Bank and will have uninterrupted access to their funds, all of which will continue to be insured by the FDIC up to the FDIC’s maximum limit. Former Citizens Bank of Northern California customers should continue to bank as usual. Checks drawn on Citizens Bank of Northern California will continue to be processed. Loan customers should continue to make their payments as they normally would.

Rick Smith, President and Chief Executive Officer at Tri Counties Bank commented, “Our top priority is to assure all customers that their deposits are safe and remain readily available to them. We are excited to have the former Citizens Bank of Northern California customers as part of the growing Tri Counties Bank team. Tri Counties Bank is a well-capitalized community banking institution with a strong history of providing high levels of personalized service to banking customers throughout Northern California. We believe that former Citizens Bank of Northern California customers will benefit from our five existing Tri Counties Bank branches in Placer County and our one branch located in Nevada County, combined with the six branches in Nevada County and one in Placer County we have now acquired in this purchase. Through our existing branch network, former Citizens Bank of Northern California customers will also gain an additional 61 banking locations, with an overall total of 68 locations, throughout the state of California.”

Smith went on to say, “We are strong believers in the important role that a community bank has in its community. We look forward to offering superior banking service on deposit, loan and investment products to individuals and businesses through a convenient branch network in Nevada and Placer County.”

Smith added, “Former Citizens Bank of Northern California customers should know that it will be business as usual for them. Banking hours will remain the same. They will handle their everyday banking needs at their existing banking offices with the friendly employees that they have come to know. They can rest assured that all deposits are insured up to the maximum coverage allowed under FDIC insurance. We will continue to communicate details as soon as they are available, and we will work hard to make certain the transition is as seamless as possible for our customers. Customers will find additional information at our Website, www.tricountiesbank.com.”

Customers who have questions about today’s transaction can call the FDIC toll-free at 1-800-430-6165. The phone number will be operational this evening until 9:00 p.m.; on Saturday, September 24, from 9:00 a.m. to 6:00 p.m.; on Sunday, September 25, from Noon to 6:00 p.m.; and thereafter from 8:00 a.m. to 8:00 p.m. Interested parties can also visit the FDIC’s website at http://www.fdic.gov/bank/individual/failed/banklist.html.

About TriCo Bancshares

TriCo Bancshares, Inc. is a bank holding company headquartered in Chico, Ca. Its wholly owned subsidiary, Tri Counties Bank is a community bank with a 36 year history of community banking in Northern California. As of June 30, 2011, the company had approximately $2.17 billion in total assets. It operates 34 traditional branches and 27 in-store branches in 23 California Counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 69 ATMs and a 24-hour, seven days-a-week telephone customer service center. Brokerage services are provided by the Bank’s investment services affiliate, Raymond James Financial Services, Inc. For further information please visit the Tri Counties Bank web site at http://www.tricountiesbank.com.